Exhibit 99.1
Digital Video Systems, Inc.

DVS Increases Revenue by 87% to $32.7 Million in Second Quarter, Cuts Loss in Half

Financial results reflect strategic shift into higher-margin DVD products

PALO ALTO, Calif., August 17, 2004 -- Digital Video Systems, Inc., or DVS, (Nasdaq: DVID - News), a global leader in DVD technologies, today announced financial results for the quarter and six months ended June 30, 2004.

Revenue for the second quarter of 2004 was $32.7 million, an 87% sequential increase over $17.5 million in revenue reported for the first quarter of 2004 and a 41% increase over the $23.2 million reported for the comparable quarter ended June 30, 2003. Second-quarter revenue exceeded the preliminary estimate announced by DVS on July 15, 2004. For the six months ended June 30, 2004, revenue of $50.3 million came very close to equaling the $50.9 million reported for the six months ended June 30, 2003.

The second-quarter loss of $2,379,000, or $0.23 per share, is approximately one-half the first-quarter net loss of $4,688,000, or $0.49 per share. The Company reported a net loss of $909,000, or $0.13 per share, in the second quarter of 2003. The net loss for the six months ended June 30, 2004 was $7,067,000, or $0.71 per share, compared to a net loss of $2,898,000, or $0.43 per share, for the comparable period of fiscal 2003.

DVS also announced that its joint venture with the government of Shanghai secured $3.6 million in new one-year term loans with the Bank of Shanghai.

Tom Spanier, Chairman and CEO, stated, "The 87% increase in revenue to $32.7 million from the $17.5 million achieved in the first quarter of 2004 shows that our new products are a success in the marketplace. The emphasis on higher-margin products to replace our older DVD player products enabled us to cut our losses in half in comparison to the prior quarter of 2004. The revenue increase is primarily due to volume growth of our Korean subsidiary's various read-write products. Our automotive products to Visteon began shipping too late in the second quarter to impact results. As we saw in past quarters, read-write product sales growth is volatile, and the second quarter reflects a certain amount of "catch-up" that won't be repeated in the third quarter of 2004. At this point, based on the information currently available to us, it appears that we are not likely to achieve equivalent revenue levels in the third quarter. However, we are succeeding in establishing a stronger foundation, based on higher-margin products, from which to grow."

Tom Spanier added, "While both the CEO of DVS Korea and I are new to our CEO positions, we have been making good progress towards our goal of restoring DVS as a dominant player in the DVD marketplace. We need capital to complete this turnaround. Although our earnings trend is up and I am optimistic for the future periods, we believe that product sales will fluctuate quarter to quarter, primarily due to the read-write market volatility."

Mr. Spanier concluded. "I am confident that the large opportunities and the potential rewards of success outweigh the inherent risks. "

Second-quarter 2004 highlights:

Major new customer: DVS began shipping automotive DVD products to major Detroit-based automotive OEM supplier Visteon Corp., a NYSE listed company with revenues of almost $18 billion. These products incorporate our proprietary technologies in vibration and shock resistance and temperature range tolerance and are produced under the Company's ISO/TS 16949:2002 quality assurance certifications for automotive products. These are difficult hurdles for would-be competitors to overcome.

Products: DVS added models to its VXM series of automotive DVD products, which it is now shipping to Visteon South America and other aftermarket customers. DVS also began shipping its portable, dockable DVD player to Visteon USA. Part of Visteon's innovative Family Entertainment System, this player is easy to move from in-vehicle use to laptop or in-home use and features three-hour battery play capabilities, a large 10-inch viewing screen, a remote control, and infrared headphones.

Markets: On June 15, 2004, Chairman and CEO Tom Spanier chaired a conference call to outline the potential of the growing automotive and read- write DVD market segments and DVS's strategy to capitalize on these opportunities.

Financing: During the quarter DVS obtained approximately $600,000 of funding through the exercise of warrants by certain investors. Also, as announced on July 15, Korean banks have renewed certain lines of credit for the Company's Korean subsidiary, DVSK. DVSK's lines of credit totaled $22.3 million as of July 28, 2004. The Company plans to secure additional capital to finance its turnaround and will seek to do so on the most favorable terms available.

Organization: During the quarter, DVS announced changes in its roster of Directors, which now consists of CEO Tom Spanier, President Douglas Watson, John Fuller and Venkatapathi Rayapati. Regrettably, Mr. Robert Lishman was unable to continue as a DVS board member as a consequence of a change in policy at the investment fund he heads. Consequently, DVS is seeking an additional independent director.

Management will host a conference call at 10:00 a.m. PDT on Tuesday, August 17, 2004 to discuss DVS's results for the quarter and the six months ended June 30, 2004. The call can be accessed by calling (888) 628-6933. International callers should dial 706-679-8308. There is no pass code required for this call. A replay of the conference call will be available for two weeks following the call by calling (800) 642-1687, access code 9240376.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and manufacturing facilities in South Korea and China and a subsidiary in India. Additional information may be obtained at www.dvsystems.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the Company's opportunities for success, anticipated revenue, gross margin and net loss in future periods, progress in the markets for automotive DVD players and read-write products, and product features. Important factors that may cause actual results to differ include, but are not limited to, the timely availability of components, the level of demand for our products, sufficiency of working capital, the impact of competitive products and services, the Company's ability to manage growth and acquisitions of technology or businesses, risks attendant to strategic agreements involving other companies, the effect of economic and business conditions, the risks of conducting business in foreign countries and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

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For further information please contact Larissa Licea, Digital Video Systems, Inc., +1-650-322-8108 ext. 106; or Sean Collins of CCG, +1-818-789-0100, for Digital Video Systems, Inc.

(Financial tables follow)

Digital Video Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,946	$ 6,444
Restricted cash	6,669	6,186
Marketable debt securities	724	423
Accounts receivable, net	1,561	2,045
Accounts receivable - related party	1,731	3,176
Inventories, net	15,623	24,645
Prepaid expenses and other current assets	2,148	2,081
Note receivable - related party	568	732
Total current assets	30,970	45,732
Property and equipment, net	12,270	12,639
Intangibles, net	210	335
Other assets	436	65
Total assets	$43,886	$ 58,771
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$19,878	$26,051
Notes payable	-	3,603
Notes payable - related party	-	60
Accounts payable	10,895	11,903
Accounts payable - related party	239	524
Other payables	2,342	626
Accrued liabilities	2,666	1,953
Total current liabilities	36,020	44,720
Minority interest	5,820	8,186

Stockholders' equity
Preferred stock	-	-
Common stock	1	1
Additional paid-in capital	80,728	77,650
Deferred compensation	-	(1)
Accumulated other comprehensive loss	1,690	1,521
Accumulated deficit	(80,373)	(73,306)
Total stockholders' equity	2,046	5,865
Total liabilities and stockholders' equity	$43,886	$58,771

Digital Video Systems, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue	$ 32,732	$ 23,244	$ 50,254	$ 50,926
Cost of revenue	30,271	20,304	48,785	47,364
Gross margin	2,461	2,940	1,469	3,562
Operating expenses:
Research and development	1,300	1,356	3,045	2,669
Sales and marketing	1,119	762	2,050	1,562
General and administrative	2,836	1,465	5,161	3,489
Total operating expenses	5,255	3,583	10,256	7,720
Loss from operations	(2,794)	(643)	(8,787)	(4,158)
Interest expense, net	(251)	(291)	(568)	(543)
Other (expense) income	(324)	(312)	(385)	587
Loss before minority interest and income taxes	(3,369)	(1,246)	(9,740)	(4,114)
Income taxes	-	(2)	-	(2)
Minority interest	990	339	2,673	1,218
Net loss	$ (2,379)	$ (909)	$(7,067)	$(2,898)
Net loss per share - basic and diluted	$ (0.23)	$ (0.13)	$ (0.71)	$ (0.43)
Weighted average common shares and equivalent outstanding	10,311	6,832	9,969	6,726

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